Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TELEDYNE TECHNOLOGIES INCORPORATED

The name of the corporation is Teledyne Technologies Incorporated. The corporation’s original Certificate of Incorporation was filed with the Secretary of the State of Delaware on August 23, 1999.

This Restated Certificate of Incorporation restates and integrates and also further amends the Certificate of Incorporation of the corporation, as heretofore amended and supplemented, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

This Restated Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State.

* * * * *

ONE: The name of the corporation is Teledyne Technologies Incorporated (hereinafter referred to as the “Corporation”).

TWO: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and the name of its registered agent at such address is The Corporation Trust Company.

THREE: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the Delaware General Corporation Law.

FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Forty Million (140,000,000) consisting of One Hundred Twenty-Five Million (125,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”), and Fifteen Million (15,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”). The term “Voting Stock” shall hereafter refer to all shares of capital stock entitled to vote generally in the election of directors.

A. Common Stock

1. Except where otherwise provided by law, by this Restated Certificate of Incorporation, or by resolution of the Board of Directors pursuant to this Article FOUR, the holders of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders’ meetings and the exclusive voting rights and powers of the capital stock.

2. Subject to any preferential rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends.

B. Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Attached as Exhibit A is the Certificate of Designation of Series A Junior Participating Preferred Stock of Teledyne Technologies Incorporated.

FIVE: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The Board of Directors may adopt, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation may not adopt, amend or repeal the Bylaws of the Corporation other than by the affirmative vote of a majority of the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Board of Directors of the Corporation, voting together as a single class.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

SIX: The Corporation reserves the right to amend and repeal any provision contained in this Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

SEVEN: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived any improper personal benefit. No amendment to or repeal of this Article SEVEN shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

EIGHT: A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article EIGHT with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Right to Advancement of Expenses. The right to indemnification conferred in Section A of this Article EIGHT shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article EIGHT shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. Right of Indemnitee to Bring Suit. If a claim under Section A or B of this Article EIGHT is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHT or otherwise shall be on the Corporation.

D. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHT shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, including any subsidiary of the Corporation, to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

G. Amendment. Any repeal or modification of this Article EIGHT shall not change the rights of any person to indemnification with respect to any action or omission occurring prior to such repeal or modification.

NINE: The following provisions are inserted for the definition, limitation and regulation of actions of the stockholders of the Corporation:

A. Action to be Taken at Stockholder Meetings Only. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by the written consent of such stockholders.

B. Calling of Special Meetings. Special meetings of the stockholders, other than those required by statute, may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the directors then in office, (ii) the Chairman of the Board, (iii) the Chief Executive Officer or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who hold, in the aggregate, at least 25% of the combined voting power of all outstanding voting securities of the Corporation, determined in accordance with the provisions of the Bylaws of the Corporation and who otherwise comply with such other requirements and procedures set forth in the Bylaws of the Corporation, as now or hereinafter in effect. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice as provided in this Article NINE, Section B, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Article NINE, Section B. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by Article NINE, Section C shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventy-fifth day prior to such special meeting or the tenth day following the day on which a public announcement (as defined in subparagraph (e) of Article NINE, Section C) is first made of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

C. Notice of Nominations and Action to be Taken at an Annual Meeting. (a) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Article NINE, Section C who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article NINE, Section C.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Article NINE, Section C, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than seventy-five days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, or in the case of the first annual meeting of the Corporation’s stockholders after the Corporation becomes subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any financial or other interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Article NINE, Section C to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty-five days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Article NINE, Section C shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Article NINE, Section C shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article NINE, Section C. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Article NINE, Section C and, if any proposed nomination or business is not in compliance with this Article NINE, Section C, to declare that such defective proposed business or nomination shall be disregarded.

(e) For purposes of this Article NINE, Section C, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Article NINE, Section C, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article NINE, Section C. Nothing in this Article NINE, Section C shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) The Bylaws of the Corporation may contain additional provisions not inconsistent with this Article NINE, Section C regarding nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be transacted by the stockholders. Without limiting the category of such provisions which would not be inconsistent with this Article NINE, Section C, a provision in the Bylaws of the Corporation which sets forth additional information which must be provided by a stockholder in the notice required by this Article NINE, Section C shall not be deemed to be so inconsistent.

D. Voting. The stockholders shall not have the right to cumulate their votes in the election of directors.

TEN: (A) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by the affirmative vote of a majority of the whole Board of Directors. Each director serving as a director immediately following the 2024 Annual Meeting of Stockholders, unless he or she may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2024 Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a three-year term expiring at the 2027 Annual Meeting of Stockholders. At the 2025 Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2027 Annual Meeting of Stockholders. At the 2026 Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2027 Annual Meeting of Stockholders. At the 2027 Annual Meeting of Stockholders, and at each meeting of stockholders thereafter, each director shall be elected for a one-year term expiring at the next Annual Meeting of Stockholders. Each director shall hold office until the expiration of the term for which he or she is elected, and until his or her successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

(B) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors:

(a) In case of any increase in the number of directors, the additional director or directors, and in case of any vacancy in the Board of Directors due to death, resignation, removal, disqualification or any other reason, the successors to fill the vacancies, shall be elected only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and not by the stockholders, unless otherwise provided by law or by resolution adopted by a majority of the whole Board of Directors.

(b) Directors appointed in the manner provided in paragraph (a) to newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next annual meeting of stockholders at which their term expires.

(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(C) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of a majority of the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Board of Directors of the Corporation, voting together as a single class.

ELEVEN: In addition to any other considerations which the Board of Directors, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendations to the stockholders of the Corporation, the Board of Directors, any committee thereof or any individual director may in its, his or her discretion consider the long term as well as the short term best interests of the Corporation (including the possibility that these interests may best be served by the continued independence of the Corporation), taking into account and weighing as deemed appropriate the effects of such action on employees, suppliers, distributors and customers of the Corporation and its subsidiaries and the effect upon communities in which the offices or facilities of the Corporation and its subsidiaries are located and any other factors considered pertinent. This Article ELEVEN shall be deemed to grant discretionary authority to the Board of Directors, any committee thereof and each individual director, and shall not be deemed to provide to any specific constituency any right to be considered.

TWELVE: In addition to the requirements of (i) law and (ii) the other provisions of this Restated Certificate of Incorporation, the affirmative vote of a majority of the combined voting power of all outstanding voting securities of the Corporation entitled to vote on the matter, voting together as a single class, shall be required for the adoption or authorization of a Fundamental Change.

As used in this Article TWELVE, “Fundamental Change” shall mean (1) any merger or consolidation of the Corporation with or into any other corporation, (2) any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of the assets of the Corporation, (3) any merger or consolidation of a Significant Shareholder with or into the Corporation or a direct or indirect subsidiary of the Corporation, (4) any sale, lease, exchange, transfer or other disposition to the Corporation or to a direct or indirect subsidiary of the Corporation of any Common Stock of the Corporation held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of the Corporation by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of the total consolidated assets of the Corporation as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition, (5) any reclassification of Common Stock of the Corporation, or any recapitalization involving Common Stock of the Corporation, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of Common Stock is reduced or any of such shares are converted into or exchanged for cash or other securities, (6) any dissolution and (7) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Fundamental Change but, notwithstanding anything to the contrary herein, Fundamental Change shall not include any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of the Corporation’s stockholders for approval.

As used in this Article TWELVE, “Significant Shareholder” shall mean any person who or which beneficially owns a number of shares of Common Stock of the Corporation, whether or not such number includes shares not then outstanding or entitled to vote, which exceeds a number equal to fifteen percent of the outstanding shares of Common Stock of the Corporation entitled to vote, any and all affiliates of such person and any and all associates and family members of such person or any such affiliate.

THIRTEEN: Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Voting Stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of all outstanding voting securities of the Corporation entitled to vote on the matter, voting together as a single class, shall be required to alter, amend, supplement or repeal, or to adopt any provision inconsistent with the purpose or intent of, paragraph B of Article FIVE and Articles SEVEN, NINE, TEN, ELEVEN, TWELVE or THIRTEEN; provided, however, that no amendment of Article TWELVE shall apply to any person who is a Significant Shareholder at the time of the adoption of such amendment.

FOURTEEN: No officer of the Company shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (“DGCL”), as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article, or the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this Article, shall not adversely affect any right or protection of an officer of the Corporation with respect to act of omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after the approval of this Article by the stockholders to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer on April 22, 2026.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ George C. Bobb III
Name:	George C. Bobb III
Title:	President and Chief Executive Officer

Attached hereto:

Exhibit A - Certificate of Designation of Series A Junior Participating Preferred Stock of Teledyne Technologies Incorporated

Exhibit A

CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

TELEDYNE TECHNOLOGIES INCORPORATED

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Teledyne Technologies Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on November 12, 1999.

RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares and fixes the relative rights, preferences, and limitations thereof as follows:

SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion or exchange of any outstanding securities issued by the Corporation convertible into or exchangeable for shares of Series A Preferred Stock.

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

SECTION 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Stock as set forth herein) for taking any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends or make any other distributions on any shares of stock ranking junior (as to dividends) to the Series A Preferred Stock;

(ii) declare or pay dividends or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable and in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or otherwise required by law.

SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

SECTION 9. RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Preferred Stock.

SECTION 10. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by the undersigned duly authorized officer this 29th day of November, 1999.

/s/ Robert Mehrabian
President and Chief Executive Officer

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